Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES SECOND FISCAL QUARTER 2015 RESULTS

HILLIARD, Ohio – (November 5, 2014) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading global manufacturer of water management products and solutions for commercial, residential, infrastructure and agricultural applications, today announced financial results for the second fiscal quarter ended September 30, 2014.

Second Fiscal Quarter 2015 Highlights

•	Quarterly net sales increased 9.4% compared to the second fiscal quarter 2014

•	Adjusted EBITDA of $60.5 million

•	Net income per diluted share of $0.51

•	Adjusted earnings per fully converted share of $0.35

•	Company updates fiscal year 2015 guidance

Joe Chlapaty, Chairman and Chief Executive Officer of ADS commented, “We experienced solid operating performance during the second quarter, reflecting continued momentum in our growth initiatives and strong execution across our business. Our top-line growth was driven by continued strength in our domestic construction markets and improved results from our International operations, which offset weakness in our agriculture markets. In particular, we outpaced market growth in both the non-residential and infrastructure markets primarily through material conversion and market share gains. We also generated double-digit growth in sales of our Allied Products driven by increased demand for our Nyloplast® and Storm Tech® product lines. Importantly, we were able to capture operating leverage from the higher sales volumes leading to an improvement in Adjusted EBITDA margin over the prior year period.”

Chlapaty added, “We believe the strength we are seeing in our core domestic construction markets is sustainable, and we expect to continue to benefit from the recovery as it gains momentum. Furthermore, our leadership position and ability to provide a complete water management solution – including both pipe and Allied Products – enables us to drive above-market growth through conversion opportunities from traditional materials. This is evidenced by our sales growth of approximately 15% in our domestic construction markets during the first six months of our current fiscal year.”

ADVANCED DRAINAGE SYSTEMS, INC.     4640 TRUEMAN BOULEVARD,     HILLIARD, OH 43026 TEL: 614 / 658-0050     800 / 733-7473 HTTP://WWW.ADS-PIPE.COM

Second Fiscal Quarter 2015 Results

Net sales were $364.7 million in the second fiscal quarter of 2015, a 9.4% increase compared to second fiscal quarter 2014 net sales of $333.2 million. The growth in the quarter was driven by our domestic construction end markets and improved sales in our International markets. Sales by domestic end markets were as follows: 52.2% in the non-residential market, 17.8% in the residential market, 10.9% in the infrastructure market, and 19.1% in the agriculture market. Growth in the domestic construction markets was primarily driven by a 17.0% increase in sales in the non-residential market and 19.4% increase in sales in the infrastructure market. Allied Products sales increased 12.4% compared to the prior year sales of continuing products, which exclude $2.2 million of Allied Product lines sold in fiscal 2014.

Gross profit increased $9.2 million, or 12.6%, to $82.4 million for the second fiscal quarter of 2015, compared to $73.2 million for the same period last year. As a percentage of net sales, gross profit was 22.6% compared to 22.0% for the prior year period. The improvement in gross margins was largely attributed to increased volume of our pipe products and Allied Products as well as strong cost performance in our manufacturing and logistics operations.

Selling, general and administrative (“SG&A”) expenses for the second fiscal quarter of 2015 increased $2.5 million, or 7.1%, to $38.6 million from $36.1 million for the second fiscal quarter of 2014. The increase in SG&A expenses was driven primarily by higher variable selling expenses tied to sales volume and higher non-cash stock based compensation expenses. As a percentage of net sales, SG&A expenses decreased to 10.6% for the second fiscal quarter of 2015 as compared to 10.8% in the prior year. The decrease in SG&A expenses as a percentage of net sales was driven primarily by the Company’s ability to leverage the incremental expense with higher sales volumes.

The Company reported adjusted EBITDA of $60.5 million for the second fiscal quarter of 2015 compared to adjusted EBITDA of $51.6 million, an increase of 17.2%. As a percentage of net sales, adjusted EBITDA improved to 16.6% for the second fiscal quarter from 15.5% in the year ago period.

Net income attributable to ADS for the second fiscal quarter of 2015 was $22.4 million, 29.3% higher compared to net income attributable to ADS of $17.3 million for the second fiscal quarter of 2014. Net income per diluted share for the second fiscal quarter of 2015 was $0.51 per share based on weighted average common shares outstanding of 56.5 million.

Adjusted Earnings per fully converted share (Non-GAAP) for the second fiscal quarter of 2015 was $0.35 per share based on weighted average fully converted shares of 71.8 million, up from $0.29 per share for the prior year. On a year-to-date basis for the first six months, adjusted earnings per fully converted share totaled $0.60 per share compared to $0.57 per share for the prior year. A reconciliation of earnings per (GAAP) to adjusted earnings per fully converted share (Non-GAAP) is presented below.

ADVANCED DRAINAGE SYSTEMS, INC.     4640 TRUEMAN BOULEVARD,     HILLIARD, OH 43026 TEL: 614 / 658-0050     800 / 733-7473 HTTP://WWW.ADS-PIPE.COM

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except per share data)	2013	2014	2013	2014
Net income available to common shareholders	$12,378	$26,268	$25,284	$22,462
Adjustments to net income available to common shareholders:
Change in fair value of Redeemable Convertible Preferred Stock	3,186	(7,319)	4,764	11,054
Dividends to Redeemable Convertible Preferred Stockholders	214	37	430	75
Dividends paid to unvested restricted stockholders	8	—	16	—
Undistributed income allocated to participating securities	1,536	3,404	3,124	3,040

Total adjustments to net income (loss) available to common shareholders	4,944	(3,878)	8,334	14,169

Net income attributable to ADS	17,322	22,390	33,618	36,631
Fair value of ESOP Compensation related to Redeemable Convertible Preferred Stock	2,506	2,687	5,026	5,374

Adjusted net income (Non-GAAP)	$19,828	$25,077	$38,644	$42,005

Weighted Average Common Shares Outstanding – Basic	47,250	51,518	47,220	49,538
Unvested restricted shares	336	221	328	235
Redeemable Convertible Preferred shares	20,341	20,099	20,379	20,099

Total Weighted Average Fully Converted Common Shares Outstanding (Non-GAAP)	67,927	71,838	67,927	69,872
Adjusted Earnings Per Fully Converted Share (Non-GAAP)	$0.29	$0.35	$0.57	$0.60

A reconciliation of GAAP to Non-GAAP financial measures for adjusted EBITDA and adjusted earnings per fully converted share has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

For the first six months of fiscal 2015, the Company recorded net cash provided by operating activities of $10.8 million compared to $3.3 million for the same period last year. In the second quarter of fiscal year 2015, long term debt was reduced by $95.3 million paid for by net proceeds from the IPO of $72.3 million completed in late July and cash flow generated from stronger earnings.

Fiscal Year 2015 Outlook

Based on current visibility, backlog of existing orders and business trends, the Company updated its financial targets for fiscal year 2015. The range for net sales for fiscal year 2015 was tightened to $1.21 to $1.25 billion, while the outlook remained unchanged for adjusted EBITDA and is expected to be in the range of $165 to $175 million. Capital expenditures are expected to be approximately $35 million.

ADVANCED DRAINAGE SYSTEMS, INC.     4640 TRUEMAN BOULEVARD,     HILLIARD, OH 43026 TEL: 614 / 658-0050     800 / 733-7473 HTTP://WWW.ADS-PIPE.COM

Mark Sturgeon, Executive Vice President and Chief Financial Officer of ADS noted, “We generated strong cash flows during the second quarter, which enabled us to bring our net debt-to-EBITDA ratio to 2.58, within our target range of 2 to 3 times. As we look ahead, our priorities for capital deployment remain focused on investments and capital expenditures in our business to drive organic growth, targeted acquisition opportunities that extend our product leadership and complement our existing package, and enhancements to shareholder returns including restarting our dividend program.”

Diluted Shares of Common Stock Outstanding (Non-GAAP)

As of September 30, 2014, the Company had 73.3 million diluted shares of common stock outstanding, inclusive of outstanding shares of unvested restricted common stock and on an as-converted basis with respect to the outstanding shares of ESOP preferred stock. The following table illustrates the breakdown of diluted shares of common stock outstanding:

Common Stock Outstanding	52,934,649
Unvested Restricted Stock	237,906
Redeemable Convertible Preferred Stock	20,099,096

Total Diluted Shares of Common Stock Outstanding (Non-GAAP)	73,271,651

An explanation of Diluted Shares of Common Stock Outstanding is also included below under the heading “Non-GAAP Financial Measures.”

Webcast Information

The Company will host an investor conference call and webcast on Wednesday, November 5, 2014 at 10:00 a.m. Eastern Time. The live call can be accessed by dialing 1-877-317-6789 (US toll-free) or 1-412-317-6789 (international) and asking to be connected to the Advanced Drainage Systems, Inc. call. The live webcast will also be accessible via the “Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available for 90 days following the call.

About ADS

Advanced Drainage Systems (ADS) is the leading manufacturer of high performance thermoplastic corrugated pipe, providing a comprehensive suite of water management products and superior drainage solutions for use in the construction and infrastructure marketplace. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, agriculture and infrastructure applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, its overall product breadth and scale and its manufacturing excellence. Founded in 1966, the Company operates a global network of 58 manufacturing plants and 29 distribution centers. To learn more about the ADS, please visit the Company’s website at www.ads-pipe.com.

ADVANCED DRAINAGE SYSTEMS, INC.     4640 TRUEMAN BOULEVARD,     HILLIARD, OH 43026 TEL: 614 / 658-0050     800 / 733-7473 HTTP://WWW.ADS-PIPE.COM

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). ADS management uses non-US GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-US GAAP financial measures to the comparable US GAAP results available in the accompanying tables.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the initial public offering. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including, without limitation, factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness; our ability to meet future capital requirements and fund our liquidity needs; and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking

ADVANCED DRAINAGE SYSTEMS, INC.     4640 TRUEMAN BOULEVARD,     HILLIARD, OH 43026 TEL: 614 / 658-0050     800 / 733-7473 HTTP://WWW.ADS-PIPE.COM

information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ADVANCED DRAINAGE SYSTEMS, INC.     4640 TRUEMAN BOULEVARD,     HILLIARD, OH 43026 TEL: 614 / 658-0050     800 / 733-7473 HTTP://WWW.ADS-PIPE.COM

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except per share data)	2013	2014	2013	2014
Net sales	$333,240	$364,724	$626,342	$693,021
Cost of goods sold	260,021	282,282	487,120	538,546

Gross profit	73,219	82,442	139,222	154,475
Operating expenses:
Selling	18,166	19,762	35,843	39,008
General and administrative	17,917	18,879	35,576	39,411
Gain on sale of business	—	—	(4,848)	—
Intangible amortization	2,861	2,638	5,722	5,279

Income from operations	34,275	41,163	66,929	70,777
Other expense:
Interest expense	3,866	4,338	7,967	8,953
Other miscellaneous expense(income), net	287	(7)	816	7

Income before income taxes	30,122	36,832	58,146	61,817
Income tax expense	12,242	14,062	23,308	23,757
Equity in net loss of unconsolidated affiliates	97	2	345	623

Net income	17,783	22,768	34,493	37,437
Less net income attributable to noncontrolling interest	461	378	875	806

Net income attributable to ADS	17,322	22,390	33,618	36,631

Change in fair value of Redeemable Convertible Preferred Stock	(3,186)	7,319	(4,764)	(11,054)
Dividends to Redeemable Convertible Preferred Stockholders	(214)	(37)	(430)	(75)
Dividends paid to unvested restricted stockholders	(8)	—	(16)	—

Net income available to common stockholders and participating securities	13,914	29,672	28,408	25,502
Undistributed income allocated to participating securities	(1,536)	(3,404)	(3,124)	(3,040)

Net income available to common stockholders	$12,378	$26,268	$25,284	$22,462

Weighted average common shares outstanding:
Basic	47,250	51,518	47,220	49,538
Diluted	47,579	56,463	47,634	52,198
Net income per share:
Basic	$0.26	$0.51	$0.54	$0.45
Diluted	$0.26	$0.51	$0.53	$0.45
Cash dividends declared per share	$0.03	$—	$0.06	$—

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
(Amounts in thousands, except par value)	March 31, 2014	September 30, 2014
ASSETS
Current assets:
Cash	$3,931	$6,581
Receivables (less allowance for doubtful accounts of $3,977 and $3,819, respectively)	150,713	248,120
Inventories	260,300	247,368
Deferred income taxes and other current assets	13,555	12,848

Total current assets	428,499	514,917
Property, plant and equipment, net	292,082	288,170
Other assets:
Goodwill	86,297	86,280
Intangible assets, net	66,184	60,266
Other assets	64,533	68,591

Total assets	$937,595	$1,018,224

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$11,153	$11,148
Accounts payable	108,111	113,530
Other accrued liabilities	37,956	43,508
Accrued income taxes	7,372	22,360

Total current liabilities	164,592	190,546
Long-term debt obligation	442,895	386,435
Deferred tax liabilities	69,169	64,398
Other liabilities	15,324	14,263

Total liabilities	691,980	655,642
Mezzanine equity:
Redeemable Common Stock; $0.01 par value: 38,320 and 0 issued and outstanding, respectively	549,119	—
Redeemable Convertible Preferred Stock; $0.01 par value: 47,070 authorized: 44,170 issued: 26,129 and 26,129 outstanding, respectively	291,720	326,623
Deferred compensation – unearned ESOP shares	(197,888)	(217,346)

Total mezzanine equity	642,951	109,277
Stockholders’ equity:
Common stock; $0.01 par value: 148,271 and 1,000,000 authorized: 109,951 and 153,560 issued: 9,141 and 52,935 outstanding, respectively	11,957	12,393
Paid-in capital	22,547	675,183
Common stock in treasury, at cost	(448,439)	(447,674)
Accumulated other comprehensive loss	(5,977)	(8,483)
Retained earnings	—	—

Total ADS stockholders’ equity	(419,912)	231,419
Noncontrolling interest in subsidiaries	22,576	21,886

Total stockholders’ equity	(397,336)	253,305

Total liabilities, mezzanine equity and stockholders’ equity	$937,595	$1,018,224

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended September 30,
(Amounts in thousands)	2013	2014
Cash Flows from Operating Activities	$3,283	$10,807

Cash Flows from Investing Activities
Capital expenditures	(21,700)	(15,643)
Proceeds from sale of business	5,877	—
Investment in unconsolidated affiliate	(5,300)	(7,566)
Additions of capitalized software	(1,380)	(2,008)
Other investing activities	(533)	(525)

Net cash used in investing activities	(23,036)	(25,742)

Cash Flows from Financing Activities
Cash dividends paid	(3,079)	—
Debt issuance costs	(2,311)	—
Redemption of Redeemable Convertible Preferred Stock	(3,146)	—
Proceeds from Senior Notes	25,000	—
Proceeds from term loan	100,000	—
Payments on term loan	(77,500)	(2,500)
Payments of notes, mortgages, and other debt	(963)	(1,665)
Proceeds from Revolving Credit Facility	225,400	174,760
Payments on Revolving Credit Facility	(242,300)	(227,000)
Proceeds from initial public offering of common stock	—	79,131
Payments for deferred initial public offering costs	—	(4,458)
Other financing activities	(673)	(432)

Net cash provided by financing activities	20,428	17,836

Effect of exchange rate changes on cash and cash equivalents	—	(251)

Net change in cash and equivalents	675	2,650
Cash and equivalents at beginning of period	1,361	3,931

Cash and equivalents at end of period	$2,036	$6,581

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

SEGMENT REPORTING

(unaudited)

The following table sets forth reportable segment information with respect to the amount of net sales contributed by each class of similar products of our consolidated gross profit in the three and six months ended September 30, 2013 and 2014, respectively:

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands)	2013	2014	2013	2014
Domestic
Pipe	224,064	241,872	413,206	459,179
Allied Products	72,008	77,770	138,455	151,945

Total Domestic	$296,072	$319,642	$551,661	$611,124

International
Pipe	30,062	36,422	59,649	66,359
Allied Products	7,106	8,660	15,032	15,538

Total International	$37,168	$45,082	74,681	81,897

Total net sales	$333,240	$364,724	$626,342	$693,021

The following sets forth certain additional financial information attributable to our reportable segments for the three and six months ended September 30, 2013, and 2014, respectively:

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands)	2013	2014	2013	2014
Net sales
Domestic	296,072	319,642	551,661	611,124
International	37,168	45,082	74,681	81,897

Total	$333,240	$364,724	$626,342	$693,021

Gross profit
Domestic	65,278	74,572	122,830	139,362
International	7,941	7,870	16,392	15,113

Total	$73,219	$82,442	$139,222	$154,475

Segment Adjusted EBITDA
Domestic	46,802	56,124	91,880	101,893
International	4,765	4,334	9,229	7,770

Total	$51,567	$60,458	$101,109	$109,663

Interest expense, net
Domestic	3,844	4,325	7,933	8,938
International	22	13	34	15

Total	$3,866	$4,338	$7,967	$8,953

Capital expenditures
Domestic	7,065	7,898	18,003	14,835
International	1,493	295	3,697	808

Total	$8,558	$8,193	$21,700	$15,643

Depreciation and amortization
Domestic	12,701	12,486	25,569	24,952
International	1,186	1,297	2,419	2,534

Total	$13,887	$13,783	$27,988	$27,486

Equity in net income (loss) of unconsolidated affiliates
Domestic	114	251	114	404
International	(211)	(253)	(459)	(1,027)

Total	$(97)	$(2)	$(345)	$(623)

Reconciliation of Non-GAAP Measures

We present EBITDA and Adjusted EBITDA because they are key metrics used by management and our board of directors to assess our financial performance, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures.

EBITDA is calculated as net income attributable to ADS before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as EBITDA before stock-based compensation expense, non-cash charges and certain other expenses.

EBITDA and Adjusted EBITDA are not GAAP measures of our financial performance or liquidity. They should not be considered as alternatives to net income as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. In addition, they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. EBITDA and Adjusted EBITDA contain certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as stock based compensation expense, derivative fair value adjustments, and foreign currency transaction losses.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to Net Income attributable to ADS, the most comparable GAAP measure, for each of the periods indicated:

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands)	2013	2014	2013	2014
Net income attributable to ADS	$17,322	$22,390	$33,618	$36,631
Depreciation and amortization (a)	14,221	14,429	28,665	28,758
Interest expense, net	3,866	4,338	7,967	8,953
Income tax expense	12,242	14,062	23,308	23,757

EBITDA	47,651	55,219	93,558	98,099
Derivative fair value adjustments	319	67	238	163
Foreign currency transaction losses	(181)	(205)	(87)	(75)
Unconsolidated affiliates interest and tax	98	236	228	413
Management fee to minority interest holder JV	410	323	604	558
Share-based compensation	764	2,131	1,424	4,416
ESOP deferred compensation	2,506	2,687	5,026	5,374
Transaction costs (b)	—	—	118	715

Adjusted EBITDA	$51,567	$60,458	$101,109	$109,663

(a)	Includes our proportionate share of depreciation and amortization expense of $334 and $646 for the three months ended September 30, 2013 and 2014, respectively, and $677 and $1,272 for the six months ended September 30, 2013 and 2014, respectively, related to our Tigre ADS joint venture, BaySaver joint venture and Tigre-ADS USA joint venture, which is included in Net income of unconsolidated affiliates in our Condensed Consolidated Statements of Income.
(b)	Represents expenses recorded related to legal, accounting and other professional fees incurred in connection with our debt refinancing and completion of the IPO.

The following table presents a reconciliation of Segment Adjusted EBITDA to Net Income attributable to ADS, the most comparable GAAP measure, for each of the periods indicated:

Reconciliation of Segment EBITDA and Adjusted Segment EBITDA to Net Income

	Three Months Ended September 30,		Three Months Ended September 30,
(Amounts in thousands)	2013		2014
	Domestic	International	Domestic	International
Reconciliation of Segment EBITDA and Segment Adjusted EBITDA
Net Income Attributable to ADS	$15,218	$2,104	$20,612	$1,778
Depreciation and amortization (a)	12,702	1,519	12,724	1,705
Interest expense, net	3,844	22	4,325	13
Income tax expense	11,449	793	13,525	537

Segment EBITDA	43,213	4,438	51,186	4,033
Derivative fair value adjustments	319	—	67	—
Foreign currency transaction losses	—	(181)	—	(205)
Unconsolidated affiliates interest and tax	—	98	53	183
Management fee to minority interest holder JV	—	410	—	323
Share-based compensation	764	—	2,131	—
ESOP deferred compensation	2,506	—	2,687	—
Transaction costs (b)	—	—	—	—

Segment Adjusted EBITDA	$46,802	$4,765	$56,124	$4,334

(a)	Includes our proportionate share of depreciation and amortization expense of $334 and $646 related to our Tigre ADS joint venture, BaySaver joint venture and Tigre-ADS USA joint venture, which is included in Net income of unconsolidated affiliates in our Condensed Consolidated Statements of Income for the three months ended September 30, 2013 and 2014, respectively.
(b)	Represents expenses recorded related to legal, accounting and other professional fees incurred in connection with our debt refinancing and completion of the IPO.

Reconciliation of Segment EBITDA and Adjusted Segment EBITDA to Net Income

	Six Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands)	2013		2014
	Domestic	International	Domestic	International
Reconciliation of Segment EBITDA and Segment Adjusted EBITDA
Net Income Attributable to ADS	$29,675	$3,943	$34,054	$2,577
Depreciation and amortization (a)	25,571	3,094	25,398	3,360
Interest expense, net	7,933	34	8,938	15
Income tax expense	21,895	1,413	22,741	1,016

Segment EBITDA	85,074	8,484	91,131	6,968
Derivative fair value adjustments	238	—	163	—
Foreign currency transaction losses	—	(87)	—	(75)
Unconsolidated affiliates interest and tax	—	228	94	319
Management fee to minority interest holder JV	—	604	—	558
Share-based compensation	1,424	—	4,416	—
ESOP deferred compensation	5,026	—	5,374	—
Transaction costs (b)	118	—	715	—

Segment Adjusted EBITDA	$91,880	$9,229	$101,893	$7,770

(a)	Includes our proportionate share of depreciation and amortization expense of $677 and $1,272 related to our Tigre ADS joint venture, BaySaver joint venture and Tigre-ADS USA joint venture, which is included in Net income of unconsolidated affiliates in our Condensed Consolidated Statements of Income for the six months ended September 30, 2013 and 2014, respectively.
(b)	Represents expenses recorded related to legal, accounting and other professional fees incurred in connection with our debt refinancing and completion of the IPO.

Adjusted Earnings per Fully Converted Share, which is a non-GAAP measure, is a supplemental measure of financial performance that is not required by, or presented in accordance with GAAP. We calculate Adjusted earnings per fully converted share (Non-GAAP), and Weighted average fully converted common shares outstanding (Non-GAAP), by adjusting our Net income per share—Basic and Weighted average common shares outstanding – Basic, the most comparable GAAP measures.

To effect this adjustment, we have (1) removed the adjustment for the change in fair value of Redeemable Convertible Preferred Stock classified as mezzanine equity from the numerator of the Net income per share—Basic computation, (2) added back the dividends to Redeemable Convertible Preferred Stockholders and dividends paid to unvested restricted stockholders, (3) made corresponding adjustments to the amount allocated to participating securities under the two-class earnings per share computation method, and (4) added back ESOP deferred compensation attributable to the shares of redeemable convertible preferred stock allocated to employee ESOP accounts during the applicable period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

We have also made adjustments to the Weighted average common shares outstanding – Basic to assume, (1) share conversion of the Redeemable Convertible Preferred Stock to outstanding shares of common stock and (2) add shares of outstanding unvested restricted stock.

Adjusted Earnings Per Fully Converted Share (Non-GAAP) is included in this report because it is a key metric used by management and our board of directors to assess our financial performance. Adjusted Earnings Per Fully Converted Share (Non-GAAP) is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table presents a reconciliation of Adjusted Earnings Per Fully Converted Share (Non-GAAP), and the corresponding Weighted Average Fully Converted Common Shares Outstanding (Non-GAAP) to our Net income per share and corresponding Weighted average common shares outstanding amounts, the most comparable GAAP measure, for each of the periods indicated.

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except per share data)	2013	2014	2013	2014
Net income available to common shareholders	$12,378	$26,268	$25,284	$22,462
Adjustments to net income available to common shareholders:
Change in fair value of Redeemable Convertible Preferred Stock	3,186	(7,319)	4,764	11,054
Dividends to Redeemable Convertible Preferred Stockholders	214	37	430	75
Dividends paid to unvested restricted stockholders	8	—	16	—
Undistributed income allocated to participating securities	1,536	3,404	3,124	3,040

Total adjustments to net income (loss) available to common shareholders	4,944	(3,878)	8,334	14,169

Net income attributable to ADS	17,322	22,390	33,618	36,631
Fair value of ESOP Compensation related to Redeemable Convertible Preferred Stock	2,506	2,687	5,026	5,374

Adjusted net income – (Non-GAAP)	$19,828	$25,077	$38,644	$42,005

Weighted Average Common Shares Outstanding – Basic	47,250	51,518	47,220	49,538
Unvested restricted shares	336	221	328	235
Redeemable Convertible Preferred shares	20,341	20,099	20,379	20,099

Total Weighted Average Fully Converted Common Shares Outstanding (Non-GAAP)	67,927	71,838	67,927	69,872
Adjusted Earnings Per Fully Converted Share (Non-GAAP)	$0.29	$0.35	$0.57	$0.60

Diluted Shares of Common Stock Outstanding (Non-GAAP) is included in this report because it is a key metric used by management and our board of directors to assess our total market capitalization. We calculate diluted shares of common stock outstanding by adjusting our shares of common stock outstanding for outstanding shares of unvested restricted common stock and on an as-converted basis the outstanding shares of ESOP preferred stock. Diluted shares of common stock outstanding is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table presents a reconciliation of Diluted Shares of Common Stock Outstanding (Non-GAAP) to our shares of Common Stock Outstanding amounts, the most comparable GAAP measure, for the period presented.

As of September 30, 2014
Common Stock Outstanding	52,934,649
Unvested Restricted Stock	237,906
Redeemable Convertible Preferred Stock	20,099,096

Total Diluted Shares of Common Stock Outstanding (Non-GAAP)	73,271,651

For more information, please contact:

Michael Higgins

(614) 658-0050

Mike.Higgins@ads-pipe.com